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                                                                      EXHIBIT B


                         PORTFOLIO MANAGEMENT AGREEMENT

     As of June 28, 1996, Baker, Fentress & Company, a Delaware corporation registered under the Investment Company Act of 1940, as amended ("1940 Act") as a closed-end non-diversified management investment company ("BKF"), hereby appoints John A. Levin & Co., Inc., a Delaware corporation registered under the Investment Advisers Act of 1940, as amended (the "Advisers Act") as an investment adviser, of New York, New York, and an indirect wholly-owned subsidiary of BKF ("Manager"), as a discretionary portfolio manager on the terms and conditions set forth herein of the portion of assets of BKF currently invested, and intended to be invested in publicly-traded equity securities (other than the portion of BKF assets represented by shares of common stock, $1.00 par value, of Consolidated-Tomoka Land Co.) (the assets to be managed by Manager hereinafter referred to as the "Account").

     1. Management. Manager shall manage the investment and reinvestment of the Account and advise with respect thereto for the period and on the terms set forth in this Agreement, subject to the overall control of the Board of Directors of BKF. Manager shall give due consideration to the investment policies and restrictions and the other statements concerning BKF in BKF's certificate of incorporation, as amended, by-laws, registration statement under the 1940 Act, registration statement under the Securities Act of 1933 ("1933 Act"), if any, to the provisions of the 1933 Act and the 1940 Act and rules and regulations thereunder, to BKF's overall investment programs and strategies, to the provisions of the Internal Revenue Code of 1986, as amended, applicable to BKF as a regulated investment company and to other applicable laws ("Investment Policies and Restrictions"). Manager shall not, without the prior approval of the Board of Directors of BKF, effect any transactions which would cause BKF to be out of compliance with any of such Investment Policies and Restrictions. Manager shall for all purposes be deemed to be an independent contractor and not an agent of BKF and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent BKF in any way.

     2. Portfolio Transactions. Manager shall have authority and sole discretion to select brokers and dealers to execute portfolio transactions initiated by Manager and to select the markets on or in which transactions will be executed; provided, however, such selection shall be subject to obtaining the best combination of net price and execution and in accordance with the portfolio transaction policies of BKF as set forth from time to time in BKF's registration statement on Form N-2 under the 1940 Act. Manager shall not execute any portfolio transactions for the Account with a broker or dealer that is an "affiliated person" (as defined in the 1940 Act) of BKF or Manager, without the prior written approval of BKF and provided that BKF is promptly notified in writing of such transactions (and in no case shall such notification be later than the end of the quarter in which such transaction occurred).

     3. Expenses Borne by BKF. BKF shall pay all expenses incidental to its organization, operations and business not specifically assumed or agreed to be paid by Manager pursuant to paragraphs 4 and 6, including, without limitation: all charges of depositories,

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custodians, sub-custodians and other agencies for the safekeeping and servicing of its cash, securities, and other property, and of its transfer, shareholder recordkeeping, dividend disbursing, and redemption agents, if any; all charges for equipment or services used for obtaining price quotations or for communication between BKF, Manager and the custodian, transfer agent or any other agent selected by BKF; all charges for accounting services provided to BKF by the custodian, BKF, or any other provider of accounting services; all expenses of portfolio pricing, net asset value computation and reporting of portfolio information to BKF or Manager; all charges for services to BKF by independent auditors; all charges for services to BKF by legal counsel; all expenses of printing and distributing notices, proxy solicitation material and reports to shareholders of BKF; all expenses related to preparing and transmitting certificates representing BKF shares, if any; all expenses of bond and insurance coverage required by law or deemed advisable by the Board of Directors of BKF; all brokers' commissions and other normal charges incident to the purchase and sale of portfolio securities; all taxes and corporate fees payable to Federal, state or other governmental agencies, domestic or foreign; all stamp or other transfer taxes; all expenses of registering and maintaining the registration of BKF under the 1940 Act, all expenses of registering its shares under the 1933 Act, of qualifying and maintaining qualification of BKF and of BKF shares for sale under securities laws of various states or other jurisdictions and of registration and qualification of BKF under all other laws applicable to BKF or its business activities; and all fees, dues and other expenses incurred by BKF in connection with membership of BKF in any trade association or other investment company organization.

     4. Expenses Borne by Manager. Manager, at its own expense, shall furnish all executive and other personnel, office space, and office facilities to the extent necessary in connection with the performance of its duties and obligations under this Agreement. Manager shall not be required to pay or provide any credit for services provided by BKF's custodian, transfer agent, or other agents.

     5. Portfolio Management Fee. For the services to provided to the Account by the Manager, BKF will pay Manager a monthly fee at the annual fee of .30 of 1% of the average net assets of the Account, calculated and paid on the last business day of each month. The fee shall be pro-rated for any month during which this Agreement is in effect for only a portion of the month.

     6. Non-Exclusivity; Service to other Clients. The services of Manager to BKF hereunder are not to be deemed exclusive and Manager shall be free to render the same or similar services to others. It is acknowledged by BKF that Manager and its directors, officers, employees and affiliates perform investment advisory services for various clients, including other clients' discretionary accounts and investment partnerships for which a wholly-owned subsidiary of the Manager serves as general partners. It is understood that Manager shall not have any obligation to purchase or sell, or to recommend for purchase or sale, for the Account any security which Manager (or any affiliated person of Manager) may purchase or sell for its or their own account or for the account of any other client.

     7. Standard of Care. Neither Manager, nor any of its directors, officers, agents or employees shall be liable or responsible to BKF or its shareholders for any error of judgment,

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mistake of law or any loss arising out of any investment, or for any other act or omission in the performance by Manager or, acting on its behalf, by any of its directors, officers, agents or employees, of its duties under this Agreement, except for liability resulting from willful misfeasance, bad faith or gross negligence on Manager's part or from reckless disregard by Manager of its obligations and duties under this Agreement.

     8. Amendment. This Agreement may not be amended without the affirmative votes (a) of a majority of the Board of Directors of BKF, including a majority of those directors who are not "interested persons" of BKF, or of Manager, voting in person at a meeting called for the purpose of voting on such approval, and (b) of a "majority of the outstanding shares" of BKF. For purposes of this Agreement, the terms "interested person" and "vote of a majority of the outstanding shares" shall be construed in accordance with their respective definitions in Sections 2(a)(19) and 2(a)(42) of the 1940 Act and, with respect to the first term, as modified by the order issued by the Securities and Exchange Commission in SEC Proceeding No. 812-9528 (the "SEC Order"), and with respect to the latter term, in accordance with Rule 18f-2 under the 1940 Act.

     9. Termination. This Agreement may be terminated at any time, without payment of any penalty, by the Board of Directors of BKF, or by a vote of a majority of the outstanding shares of BKF, upon at least thirty (30) days' written notice to Manager. This Agreement may be terminated by BKF at any time upon at least thirty (30) days' written notice to Manager. This Agreement shall terminate automatically in the event of its assignment (as defined in Section 2(a)(4) of the 1940 Act). Unless terminated as hereinbefore provided, this
Agreement shall continue in effect until              , 1998* and thereafter
from year to year only so long as such continuance is specifically approved at least annually (a) by a majority of those directors who are not interested persons (as defined in Section 8 above) of BKF or of Manager, voting in person at a meeting called for the purpose of voting on such approval, and (b) by either the Board of Directors of BKF or by a vote of a majority of the outstanding shares (as defined in Section 8 above) of BKF.

     10. Confidentiality. Subject to the duty of Manager and BKF to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, Manager and BKF shall treat as confidential all information pertaining to the Account and the actions of Manager and BKF in respect thereof.

     11. Administration of Account. In furtherance of administration of BKF, Manager agrees to the following:

     a. It will maintain in good form its registration as an investment adviser under the Advisers Act and promptly provide, upon request, to BKF copies of its registration statement in connection therewith and any amendments thereto.

     b. It will maintain, keep current, and preserve on behalf of BKF, in the manner required or permitted by the 1940 Act and the rules thereunder, records relating to the portfolio

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*    Two years from date of this Agreement.



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management of the Account identified by BKF as provided for under Section 31 of the 1940 Act, from time to time. Manager agrees that such records are the property of BKF and will be surrendered to BKF promptly upon request.

     c. It will maintain a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide BKF with a copy of the code of ethics, including any amendments thereto, and evidence of its adoption. Within 45 days of the end of each year while this Agreement is in effect, an officer of Manager shall certify to BKF that Manager has complied with the requirements of Rule 17j-l during the previous year and that there has been no violation of its code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of BKF, Manager shall permit BKF to examine the reports required to be made by Manager under Rule 17j-1(c)(1).

     d. Upon request, Manager will promptly supply BKF with any information concerning Manager and its employees and affiliates which BKF may reasonably require in connection with the preparation of its registration statements, proxy material, reports and other documents required to be filed under the 1940 Act, the 1933 Act, and other applicable securities laws.

     e. Manager will vote all proxies solicited by or with respect to the issuers of securities in which assets of the Account may be invested from time to time.

     12. Severability. If any term or condition of this Agreement shall be invalid or unenforceable to any extent or in any application, then the remainder of this Agreement, and such term or condition except to such extent or in such application, shall not be affected thereby, and each and every term and condition of this Agreement shall be valid and enforced to the fullest extent and in the broadest application permitted by law.

     13. References and Headings. In this Agreement and in any amendment to it, references to this Agreement and all expressions such as "herein," "hereof," and "hereunder" shall be deemed to refer to this Agreement or this Agreement as amended or affected by any such amendments. Headings are placed herein for convenience of reference only and shall not be taken as a part hereof or control or affect the meaning, construction or effect of this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

     14. Governing Law. To the extent that state law has not been preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the State of Illinois.

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Dated:

                                        BAKER, FENTRESS & COMPANY

ATTEST:
                                        By: /s/ James P. Gorter
                                           --------------------------------

 /s/ James P. Koeneman
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               , Secretary
- - ---------------                         JOHN A. LEVIN & CO., INC.

ATTEST:
                                        By: /s/ John A. Levin
                                           --------------------------------


 /s/ Carol L. Novak
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               , Secretary
- - ---------------


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